UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2023

Astra Space, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39426	85-1270303
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Skyhawk Street
Alameda, California	94501
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (866) 278-7217

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ASTR	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

Astra Space, Inc. (the “Company”) is filing this Current Report on Form 8-K/A in order to correct an error in the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 16, 2023 (the “Original 8-K”). The Original 8-K referenced that the Agreement and Plan of Merger (the “Merger Agreement”), among the Company, Apollo Fusion, Inc. (“Apollo”), Artemis First Merger Sub, Inc., Apollo Fusion, LLC and Fortis Advisors LLC, pursuant to which the Company acquired Apollo was dated June 5, 2023, which was an error. The Merger Agreement was dated June 5, 2021. The Company filed an amendment to the Original 8-K on October 2, 2023 (the “Amended 8-K”) to provide information about the settlement payment option elected by the Company as well as to disclose an amendment to the Settlement Agreement and General Release, dated August 14, 2023, between the Company and Fortis Advisors LLC described in the Original 8-K, but did not correct the error regarding the Merger Agreement date. The Company hereby amends and restates in its entirety the Amended 8-K to correct the error. This report does not otherwise amend, modify or update any of the disclosures contained in the Original 8-K.

Item 1.01	Entry into a Material Agreement

On August 14, 2023, we entered into a Settlement Agreement and General Release (the “Settlement Agreement”) with Fortis Advisors, LLC (the “Representative”), acting solely in its capacity as representative of the certain holders (the “Apollo Holders”) as specified in that certain Agreement and Plan of Merger (the “Merger Agreement”), dated June 5, 2021, among the Company, Apollo Fusion, Inc. (“Apollo”), Artemis First Merger Sub, Inc., Apollo Fusion, LLC and the Representative, pursuant to which the Company acquired Apollo (the “Transaction”). Under the terms of the Merger Agreement, the Apollo Holders were entitled to earnout payments in connection with the achievement of certain milestones on or before December 31, 2023. Under the Settlement Agreement, we have the option to pay to the Apollo Holders, in the sole discretion of the board of directors of the Company (the “Board”), either: (i) a cash payment in the amount of $2.0 million in immediately available funds, plus that number of immediately freely tradeable shares of Class A Common Stock, rounded up to the nearest whole share, determined by dividing $8.0 million by the 10-day volume weighted average price of the Class A Common Stock (the “VWAP Calculation) as calculated in accordance with the Settlement Agreement (“Option 1”); or (ii) a cash payment of $7.0 million (“Option 2”). On September 29, 2023, the Board elected to settle its obligations to the Apollo Holders through the issuance of shares of the Company’s Class A Common Stock and the payment of $2.0 million in cash on October 2, 2023.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale or issuance by an issuer of shares of common stock if the number of shares to be issued is or may be equal to 20% or more of the number of shares of common stock outstanding before the issuance, at a price that is less than the “minimum price,” defined as the lower of the closing price immediately preceding the signing of the binding agreement or the average closing price of the shares of common stock for the five trading days immediately preceding the signing of the binding agreement. Under the VWAP Calculation, the number of shares of Class A Common Stock that are required to be issued under the Settlement Agreement is 4,519,085. Because the issuance of 4,519,085 shares of Class A Common Stock under the Settlement Agreement would violate Nasdaq Listing Rule 5635(d) without prior stockholder approval, the Company and the Representative entered into an amendment (the “Amendment”) to the Settlement Agreement on October 2, 2023.

The Amendment provides that, on October 2, 2023, the Company will issue 3,708,520 shares (the “Settlement Shares”) to the Apollo Holders and pay the Apollo Holders $2.0 million in cash. The Amendment further provides the Company a period of 60 days to obtain stockholder approval to issue shares of Class A Common Stock having an aggregate value of $866,661.78, plus interest accruing at a rate of 6.0% per annum (such aggregate amount being the “Shortfall Value”). The number of shares of Class A Common Stock to be issued will be determined by dividing the Shortfall Value by the 10-day volume weighted average price of the Class A Common Stock.

The Settlement Shares are registered under our registration statement on Form S-3 (Registration No. 333-271589) filed with the SEC on May 2, 2023, as amended by Pre-Effective Amendment No. 1 filed with the SEC on May 4 2023, and Pre-Effective Amendment No. 2 filed with the SEC on May 8, 2023 and declared effective on May 16, 2023.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the copy of the Amendment filed herewith as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

5.1	Legal Opinion of Cozen O’Connor PC

10.1	Amendment to Settlement Agreement

23.1	Consent of Cozen O’Connor PC (included in Exhibit 5.1)

104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 3, 2023	Astra Space, Inc.

	By:	/s/ Axel Martinez
	Name:	Axel Martinez
	Title:	Chief Financial Officer